Exhibit 99.1
WESTERN GAS PARTNERS TO ACQUIRE MIDSTREAM ASSETS
FROM ANADARKO
     HOUSTON, July 14, 2009 — Western Gas Partners, LP (NYSE: WES) today announced that it has agreed to acquire certain midstream assets located in the Uintah Basin in northeastern Utah from Anadarko Petroleum Corporation (NYSE: APC) for total consideration of approximately $107 million.
     “We continue to execute our growth strategy by regularly acquiring assets from Anadarko,” said Western Gas Partners’ President and Chief Executive Officer Robert Gwin. “These assets will be an excellent complement to our existing portfolio due to their predominantly fee-based revenue stream, substantial organic growth potential and location serving one of Anadarko’s core strategic production areas. We expect the acquisition to be immediately accretive to cash available for distribution.”
     The acquisition is comprised of a 51-percent membership interest in Chipeta Processing LLC (“Chipeta”), and associated midstream assets. Chipeta owns the Chipeta natural gas processing plant complex, which includes two recently completed processing trains: a refrigeration unit completed in November of 2007 with a design capacity of 240 MMcf/d and a 250 MMcf/d capacity cryogenic unit which was commissioned in April 2009. Chipeta provides processing services to Anadarko and third-party production in the Greater Natural Buttes field and has current throughput of approximately 375 MMcf/d. Following the closing of the acquisition, Anadarko will retain a 24-percent membership interest in Chipeta.
     The acquisition will be financed primarily with debt, through the issuance of a three-year, $101.5 million 7.00% note to Anadarko, as well as through the issuance of 351,424 common units to Anadarko and 7,172 general partner units to Western Gas Holdings, LLC, the Partnership’s general partner, at an implied price of approximately $14.89 per unit. Following the transaction, the Partnership will continue to have substantial additional borrowing capacity, including $100 million of availability under Anadarko’s $1.3 billion committed credit facility.
     The acquisition and financing transactions are expected to close in the third quarter of 2009 and are subject to standard closing conditions and adjustments. The terms of the transaction were unanimously approved by the board of directors of the Partnership’s general partner and by the board’s special committee, which is comprised entirely of independent directors. The special committee engaged Tudor, Pickering, Holt & Co. to act as its financial advisor and Bracewell & Giuliani, LLP to act as its legal advisor.
Western Gas Partners, LP is a growth-oriented Delaware limited partnership formed by Anadarko Petroleum Corporation (NYSE: APC) to own, operate, acquire and develop midstream energy assets. With midstream assets in East and West Texas, the Rocky Mountains and the Mid-Continent, the Partnership is engaged in the business of gathering, compressing, processing, treating and transporting natural gas for Anadarko and other producers and customers. For more information about Western Gas Partners, please visit www.westerngas.com.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Western Gas Partners believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. These factors include the ability to consummate the transactions contemplated by this press release; the ability to meet financial guidance or distribution growth expectations; the ability to obtain new sources of natural gas supplies; the effect of fluctuations in commodity prices and the demand for natural gas and related products; and construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, as well as other factors described in the “Risk Factors” section of the Partnership’s 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission and other public filings and press releases by Western Gas Partners. Western Gas Partners undertakes no obligation to publicly update or revise any forward-looking statements.
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Western Gas Partners, LP Contact:
Chris Campbell, CFA, chris.campbell@westerngas.com, 832.636.6012